Susan E. Alderton
                                                                 (281) 423-3332


                                                                   EXHIBIT 99.1




FOR IMMEDIATE RELEASE

                              NL REPORTS FOURTH QUARTER RESULTS


HOUSTON, TEXAS -- January 26, 2000 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the fourth quarter of 1999 of $16.9 million ($.33 per diluted share) compared to income from continuing operations in the fourth quarter of 1998 of $18.8 million ($.36 per diluted share). For the full year, NL reported income from continuing operations in 1999 of $159.8 million ($3.08 per diluted share) compared to income from continuing operations in 1998 of $89.9 million ($1.73 per share). Excluding a second-quarter 1999 income tax benefit of $90 million ($1.73 per diluted share) and a third-quarter 1998 income tax benefit of $8.2 million ($.16 per diluted share), income from continuing operations in 1999 would have been $69.8 million ($1.35 per diluted share) compared to $81.7 million ($1.57 per diluted share) for 1998.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the fourth quarter of 1999 was $35.8 million, $4.2 million less than the fourth quarter of 1998, primarily due to lower average TiO2 selling prices, partially offset by higher sales volume and higher production volume. Kronos' operating income for 1999 was $145.7 million, down from $171.2 million in 1998, due to lower average TiO2 selling prices and lower production volume, partially offset by higher sales volume.

After three consecutive quarters of declining average selling prices, Kronos' average prices in the fourth quarter of 1999 increased 1% from the third quarter of 1999. European and export average prices in the fourth quarter of 1999 rose from the preceding quarter, while North American prices were unchanged. Average prices in the fourth quarter of 1999 were 3% lower than the fourth quarter of 1998 and 1% lower than the average selling price for full-year 1999. Average prices for the full-year 1999 were 1% lower than 1998. Prices at the end of the fourth quarter were 1% higher than the average for the quarter. J. Landis Martin, President and Chief Executive Officer, stated, "We are pleased that pricing appears to have turned the corner and we expect to continue to phase-in price increases during the first quarter of 2000. If demand remains strong, additional price increase announcements are possible later in 2000."

Kronos' fourth-quarter and full-year sales volumes increased 21% and 5%, respectively, from the comparable year-earlier periods, with strong demand in all major regions. The Company's fourth-quarter 1999 production volume was 4% higher than the comparable 1998 period, while full-year 1999 production volume was 5% lower than 1998. Mr. Martin continued, "As we anticipated, we experienced strong demand in the fourth quarter which allowed us to run our plants at full capacity. Demand in the fourth quarter may have reflected a certain amount of customer buying in advance of anticipated price increases. For 2000 we expect sales volumes to approximate 1999. As a result of anticipated higher average prices and our continued focus on controlling costs, we expect NL's operating income in 2000 to be higher than 1999. The extent of this improvement will be determined by the magnitude of realized price increases."

Interest expense for fourth-quarter and full-year 1999 was down $2.5 million and $21.2 million, respectively, from the comparable year-earlier periods reflecting significantly lower levels of outstanding debt. During the fourth quarter of 1999 NL borrowed $26 million of short-term euro-denominated bank debt and used the proceeds along with cash on hand to prepay DM 100 million ($52 million) under its Deutsche mark-denominated bank credit agreement. The DM facility was thereafter terminated. The refinancing reduced borrowing costs, released collateral and eliminated certain restrictive loan covenants. The Company's net debt at December 31, 1999 was $150 million (total debt of $302 million less cash of $152 million), down $81 million from net debt of $231 million at December 31, 1998.

Minority interest relates to the Company's majority-owned environmental management subsidiary. Discontinued operations in 1998 represent the Company's former specialty chemical operations which were sold in January 1998. The extraordinary item in 1998 resulted from early extinguishment of debt.

A conference call for the investment community is scheduled for January 26, 2000 at 10:00 a.m., (EST). Mr. J. Landis Martin will host the call. Participants can access the call by dialing 800-288-8968 (domestic) and 612-332-0632 (international). The passcode is NL Earnings. A taped replay of the call will be available after 5:00 p.m., (EST), the day of the call through February 2, 2000 by calling 800-475-6701 (domestic) and 320-365-3844 (international), and using access code 497318. The call will also be broadcast live on the Internet at StreetEvents.com and an online replay will be available approximately one hour after the call.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve substantial risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements. The Company's 1999 results are subject to completion of an audit and filing of Form 10-K.

                                     NL INDUSTRIES, INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (In millions, except per share data)
                                         (Unaudited)




                                                       Quarters ended           Years ended
                                                         December 31,           December 31,
                                                      ------------------     -----------------
                                                      1998        1999       1998       1999
                                                      ----        ----       ----       ----
Revenues and other income:
  Net sales                                           $208.9      $231.6     $894.7     $908.4
  Other income, excluding corporate                      1.4         0.8        6.1       12.5
                                                      ------      ------     ------     ------
                                                       210.3       232.4      900.8      920.9

Cost of sales                                          142.4       165.8      618.4      662.3
Selling, general and administrative,
 excluding corporate                                    27.9        30.8      111.2      112.9
                                                      ------      ------     ------     ------
    Operating income                                    40.0        35.8      171.2      145.7

Corporate income (expense):
  Securities earnings                                    2.2         1.8       14.9        6.6
  Expenses, net                                         (6.6)       (4.7)     (18.3)     (16.9)
  Interest expense                                     (11.2)       (8.7)     (58.1)     (36.9)
                                                      ------      ------     ------     ------

    Income from continuing operations
     before income taxes and minority
     interest                                           24.4        24.2      109.7       98.5

Income tax benefit (expense)                            (5.6)       (6.2)     (19.8)      64.6
                                                      ------      ------     ------     ------

    Income from continuing operations
     before minority interest                           18.8        18.0       89.9      163.1

Minority interest                                        -           1.1         -         3.3
                                                      ------      ------     ------     ------
    Income from continuing operations                   18.8        16.9       89.9      159.8

Discontinued operations - Rheox                          -            -       287.4        -
Extraordinary item - early
 extinguishment of debt                                 (5.8)         -       (10.6)       -
                                                      ------      ------     ------     ------

    Net income                                        $ 13.0      $ 16.9     $366.7     $159.8
                                                      ======      ======     ======     ======

                                     NL INDUSTRIES, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                             (In millions, except per share data)
                                         (Unaudited)



                                                          Quarters ended         Years ended
                                                            December 31,         December 31,
                                                          ---------------      ---------------
                                                          1998      1999       1998      1999
                                                          ----      ----       ----      ----
Basic earnings per share:
  Continuing operations                                   $ .36     $ .33      $1.75     $3.09
  Discontinued operations                                    -         -        5.59       -
  Extraordinary item                                       (.11)       -        (.21)      -
                                                          ------    -----      -----     -----
  Net income                                              $ .25     $ .33      $7.13     $3.09
                                                          =====     =====      =====     =====


Diluted earnings per share:
  Continuing operations                                   $ .36     $ .33      $1.73     $3.08
  Discontinued operations                                    -         -        5.52        -
  Extraordinary item                                       (.11)       -        (.20)       -
                                                          -----     -----      -----     -----
  Net income                                              $ .25     $ .33      $7.05     $3.08
                                                          =====     =====      =====     =====



Shares used in the calculation of earnings per share:
  Basic shares                                             51.8      51.6       51.5      51.8
  Dilutive impact of stock options                           .2        .2         .5        .1
                                                          -----     -----      -----     -----

  Diluted shares                                           52.0      51.8       52.0      51.9
                                                          =====     =====      =====     =====
